Exhibit 10(w)

Summary of Director Compensation

Fred Hassan receives no compensation for services rendered in his capacity as a Director. Other Directors receive compensation pursuant to the Directors Compensation Plan. These other Directors receive no compensation, directly or indirectly, from Schering-Plough other than pursuant to the Directors Compensation Plan.

The Directors Compensation Plan includes stock, stock equivalent and cash components described below. Certain components were increased on April 27, 2004 by the Board upon recommendation of the Nominating and Corporate Governance Committee and other revisions were also made at that time. This was the first increase in any component of Director compensation since 1999 and brought total Directors compensation into the middle range of the total compensation paid by other U.S. pharmaceutical companies in the Peer Group. Components of the Directors Compensation Plan are as follows.

Stock and Stock Equivalents:

•	Directors Stock Award Plan under which Directors receive 3,000 common shares annually, increased from 2,500 shares. Directors have the option to defer the award into Deferred Stock Units, which grow/diminish in values as if invested in Schering-Plough common shares (with dividends reinvested) and are paid out in common shares at the end of a specified deferral period.

•	Directors Stock Equivalency Program under which Directors receive an annual award of phantom stock equivalent units valued at $25,000 (no increase from prior years) which grow/diminish in value as if invested in Schering-Plough common shares (with dividends reinvested) until termination of service as a Director, at which time they are paid out in cash.

Cash:

•	Board Retainer increased from $39,000 to $50,000.

•	Committee Retainer, a new retainer of $15,000 for the Audit Committee and $10,000 for each of the other Board Committees (there is no retainer for the Executive Committee).

•	Committee Chair Retainer, a new retainer of $5,000 paid to the Chair of each Committee except the Executive Committee.

•	Meeting Fees, eliminated (prior to April 27, 2004, fees of $1,000 per meeting were paid).

•	Special Assignment Fee, $1,500 raised from $1,000 per assignment, such as meetings with investors or the government regarding Schering-Plough business.

•	Deferral option under the Directors Deferred Compensation Plan, which permits Directors to defer any cash compensation. They may elect whether deferred cash compensation grows/diminishes in value as if invested in Schering-Plough common shares(with dividends reinvested) or earns interest at a market rate. Deferred amounts are paid in cash at the end of a specified deferral period.